Exhibit 10.23B

SENESTECH, INC.
2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Senestech, Inc. (the “Company”), pursuant to its 2018 Equity Incentive Plan (the “Plan”), hereby grants to you (“Grantee”) a Restricted Stock Unit Award for the number of Restricted Stock Units (the “Restricted Stock Units”) set forth below. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth herein.

The Restricted Stock Units are subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (this “Notice”) and in the Restricted Stock Unit Agreement and the Plan, which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Notice or in the Restricted Stock Unit Agreement but defined in the Plan have the same definitions as in the Plan. If there is any conflict between the terms in this Notice and the Plan, the terms of the Plan will control.

Grantee:

Date of Grant:

Number of Restricted Stock Units:

Vesting Commencement Date:

Vesting Schedule:	[Insert vesting schedule:

Vesting is subject to Continuous Service through each applicable vesting date.]

Additional Terms/Acknowledgements: You acknowledge receipt of, and understand and agree to, this Notice, the Restricted Stock Unit Agreement and the Plan. You acknowledge and agree that this Notice and the Restricted Stock Unit Agreement may not be modified, amended or revised except as provided in the Plan. You further acknowledge that as of the Date of Grant, this Notice, the Restricted Stock Unit Agreement and the Plan set forth the entire understanding between you and the Company regarding the Restricted Stock Units and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of any provisions applicable to the Restricted Stock Units in the agreements set forth below. By accepting the Restricted Stock Units, you consent to receive documents related to current or future participation in the Plan by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Other Agreements:

Senestech, Inc.	Grantee:

By:	By:
Signature	Signature

Title:	Date:
Date:

Attachments: Restricted Stock Unit Agreement and 2018 Equity Incentive Plan

ATTACHMENT I

SENESTECH, INC.
2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to your Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (together with the Grant Notice, this “Agreement”), Senestech, Inc. (the “Company”) has granted you a Restricted Stock Unit Award under its 2018 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units (the “Restricted Stock Units”) indicated in your Grant Notice. The Restricted Stock Units are granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Restricted Stock Unit Agreement or the Grant Notice but defined in the Plan have the same definitions as in the Plan.

The details of your Restricted Stock Units, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1. Vesting. The Restricted Stock Units will vest as provided in your Grant Notice. Once vested, the Restricted Stock Units become “Vested Units.” The foregoing vesting schedule notwithstanding, if your Continuous Service terminates for any reason other than as a result of your death or Disability at any time before all your Restricted Stock Units have vested, your unvested Restricted Stock Units will be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate will have any further obligations to you under this Agreement. The period during which the Restricted Stock Units vest is the “Restricted Period.”

2. Separate Account. The Restricted Stock Units will be credited to a separate account maintained for you on the books and records of the Company (the “Account”). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Company.

3. Consideration. The grant of the Restricted Stock Units is made in consideration of the services rendered or to be rendered by you to the Company or an Affiliate.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto will be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by you and all of your rights to such units will immediately terminate without any payment or consideration by the Company.

5. Rights as Stockholder; Dividend Equivalents.

5.1 You will not have any rights of a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of shares of Common Stock.

5.2 Upon and following the settlement of the Restricted Stock Units, you will be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner you will be entitled to all rights of a stockholder of the Company (including voting rights).

5.3 You will not be entitled to any dividend equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

6. Settlement of Restricted Stock Units.

6.1 Subject to Section 9 hereof, promptly following the vesting date (but generally in no event more than five (5) business days thereafter), the Company will (a) issue and deliver to you the number of shares of Common Stock equal to the number of Vested Units; and (b) enter your name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to you.

6.2 If you are deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when you become eligible for settlement of the Restricted Stock Units upon your “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following your separation from service and (b) your death.

7. No Right to Continued Service. Neither the Plan nor this Agreement confers upon you any right to be retained in any position, as an Employee, Consultant or Director of the Company or an Affiliate. Further, nothing in the Plan or this Agreement will be construed to limit the discretion of the Company or an Affiliate to terminate your Continuous Service at any time, with or without Cause.

8. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units will be adjusted or terminated in any manner as contemplated by Section 9 of the Plan.

9. Tax Liability and Withholding.

9.1 You agree to make adequate arrangements satisfactory to the Company prior to any relevant taxable or tax withholding event, as applicable, to satisfy all applicable income tax, social insurance, payroll tax or other tax-related withholding items (“Tax-Related Items”). In this regard, you authorize the Company to deduct from any compensation paid to you the amount of Tax-Related Items in respect of the Restricted Stock Units and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such Tax-Related Items. Alternatively, or in addition, the Company, in its sole discretion and without prior authorization from you, may satisfy any Tax-Related Items by any of the following means, or by a combination of such means:

(a) by withholding shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to you as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock will be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(b) By selling or arranging for the sale of shares of Common Stock otherwise issuable or deliverable to you as a result of the vesting of the Restricted Stock Units.

9.2 To the extent not prohibited by applicable legal or regulatory provisions, the Company intends that Tax-Related Items be satisfied in accordance with Section 9.1(a) above, unless the Company determines otherwise at any time. Notwithstanding any action the Company takes with respect to any Tax-Related Items, the ultimate liability for all Tax-Related Items is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

10. Compliance with Law. The issuance and transfer of shares of Common Stock is subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock will be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11. Notices. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Restricted Stock Units by electronic means.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

13. Interpretation. Any dispute regarding the interpretation of this Agreement must be submitted by you or the Company to the Committee for review. The resolution of such dispute by the Committee will be final and binding on you and the Company.

14. Governing Plan Document. The Restricted Stock Units are subject to the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and are further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan will control.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

16. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

17. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Stock Awards in the future. Future Stock Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan will not constitute a change or impairment of the terms and conditions of your employment or service with the Company.

18. Restricted Stock Units Not a Service Contract. The Restricted Stock Units are not an employment or service contract, and nothing in the Restricted Stock Units will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in the Restricted Stock Units will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

19. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment will adversely affect your material rights under this Agreement without your consent.

20. Tax Consequences; Section 409A. You agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, directors, Employees or Affiliates related to tax liabilities arising from the Restricted Stock Units or your other compensation. In particular, this Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code. You acknowledge that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that you have been advised to consult a tax advisor prior to such vesting, settlement or disposition.

21. No Impact on Other Benefits. The value of your Restricted Stock Units is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

22. Counterparts. The Grant Notice may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to the Grant Notice transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

ATTACHMENT II

2018 EQUITY INCENTIVE PLAN